Exhibit 10.1

SECOND AMENDMENT TO THE
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
2001 EQUITY-BASED COMPENSATION PLAN

      THIS SECOND AMENDMENT is made and effective as of May 3, 2005 (the “Effective Date”) by United Surgical Partners International, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

      WHEREAS, the Company sponsors the United Surgical Partners International, Inc. 2001 Equity-Based Compensation Plan (the “Plan”) for the benefit of its eligible employees and their beneficiaries;

      WHEREAS, pursuant to Section 10(c) of the Plan the Board of Directors of the Company (the “Board”) may amend or alter the Plan without the consent of stockholders or participants, provided that, any such amendment or alteration, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of The NASDAQ Stock Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided further that, without the consent of an affected participant, no such Board action may materially and adversely affect the rights of any participant under any previously granted and outstanding award;

      WHEREAS, pursuant to Section 2(g)(ii) of the Plan, a change in control of the Company may result from a transition in the members of the Board;

      WHEREAS, the Board believes it is in the best interest of the Company to revise the criteria for determining when a transition in the members of the Board constitutes a change in control of the Company;

      WHEREAS, the Plan currently contains a reference to a Securities and Exchange Commission rule that is not applicable to the company while its equity securities are publicly traded;

      WHEREAS, the Board believes the Plan should be revised to remove the reference to the currently inapplicable Securities and Exchange Commission rule;

      WHEREAS, the Plan provides that all officers, employees and other service providers of the Company and its subsidiaries are eligible to receive awards under the Plan;

      WHEREAS, the Board believes it is in the best interest of the Company to allow the stockholders of the Company to reapprove the eligibility provisions of the Plan;

      WHEREAS, Section 5 of the Plan provides that in each fiscal year during any part of which the Plan is in effect, individuals who may subject the Company to the deduction limitations provided in section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) may not be granted awards relating to more than 300,000,000 shares of Stock;

      WHEREAS, the Board believes it is in the best interest of the Company to provide that in each fiscal year of the Company, during any part of which the Plan is in effect, individuals who may subject the Company to the deduction limitations provided in section 162(m) of the Code may not be granted awards relating to more than 150,000 shares of Stock or, in the case of awards the value of which is not directly related to the value of the Stock, awards the value of which at the time of payment exceeds $7,500,000;

      WHEREAS, the Plan provides several business criteria on which the grant and/or settlement of awards may be based if (1) the Company’s options and compensation committee (the “Committee”) determines that an award to any participant should be so conditioned or (2) the Committee determines that an award granted to an officer of the Company, who may subject the Company to the deduction limitations of section 162(m) of the Code, should qualify as “performance-based compensation” for purposes of section 162(m) of the Code;

      WHEREAS, the Board believes it is in the best interest of the Company to allow the stockholders of the Company to reapprove the business criteria on which the grant and/or settlement of awards may be based;

      WHEREAS, Section 9(c) of the Plan provides that upon a change in control of the Company, the Committee shall have certain powers to modify awards that include the power to (1) accelerate the vesting schedule associated with any awards, (2) require the mandatory surrender of options for cash consideration, and (3) make any other such revisions to options as the Committee deems appropriate; and

      WHEREAS, the Board believes it is in the best interest of the Company to specifically provide that the right to make other revisions to options as the Committee deems appropriate upon a change in control includes the right to modify options to allow for the substitution of a successor company’s security, or other consideration that may be received by the Company’s stockholders in connection with a change in control, upon exercise of the options.

      NOW, THEREFORE, the Plan is hereby amended as follows:

      1. Section 2(g)(ii) is hereby amended in its entirety as of the Effective Date, to read as follows:

   (iii) A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members constituting the Board prior to the date of the appointment or election;

      2. Section 2(ee) is hereby removed in its entirety as of the Effective Date.

      3. Section 5 is hereby amended in its entirety as of the Effective Date, to read as follows:

   5. Eligibility; Per Person Award Limitations. Awards may be granted under this Plan only to Eligible Persons. In each fiscal year during any part of which this Plan is in effect, a Covered Employee may not be granted Awards relating to more than 150,000 shares of Stock, subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, and in the case of Awards the value of which is not directly related to the value of the Stock, Awards the value of which at the time of payment exceeds $7,500,000.

      4. Sections 2(o) and 8(b) of the Plan shall continue to read in its current state.

      5. Section 9(c) is hereby amended in its entirety as of the Effective Date, to read as follows:

   (c) Corporate Restructuring. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the holder had been the holder of record of the number of shares of Stock then covered by such Option and the share limitations provided in Sections 4 and 5 shall be adjusted in a manner consistent with the recapitalization. Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall effect one or more of the following alternatives, which may vary among individual holders and which may vary among Options held by any individual holder: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and all rights of holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Options held by such holders (irrespective of whether such Options are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each holder an amount of cash per share equal to the excess, if any, of the amount calculated in Section 9(d) (the “Change in Control Price”) of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change in Control, provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding; provided further, however, that the right to make such adjustments shall include, but not be limited to, the modification of an option such that the holder of the option shall be entitled to purchase or receive (in lieu of the total shares that the holder would otherwise be entitled to purchase or receive (the “Total Shares”)), the number of shares of stock, other securities, cash or property to which the Total Shares would have been entitled to in connection with the

Change in Control, at an aggregate exercise price equal to the exercise price that would have been payable if the Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Change in Control.

      NOW, THEREFORE, be it further provided that, except as provided above, the Plan shall continue to read in its current state.

      IN WITNESS WHEREOF, this Second Amendment has been executed by a duly authorized officer of the Company as of the date set forth in the introductory paragraph and effective as set forth herein.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation
By:	/s/ John J. Wellik

Name:	John J. Wellik

Title:	Senior Vice President

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